Exhibit 10.5

AMENDMENT #2 TO PROMISSORY NOTE DATED
NOVEMBER 29, 2006 BETWEEN PROUROCARE MEDICAL, INC.
(“BORROWER”) AND ADRON HOLDINGS, LLC (“LENDER”)

This Amendment #2 to Promissory Note dated November 29, 2006 (and Amendment #1 thereto) between ProUroCare Medical, Inc. (“Borrower”) and Adron Holdings, LLC (“Lender”) (the “Note”) is made to amend the due date of the Note.

Note Amendments

The clause “PAYMENT TERMS” is hereby deleted and replaced by the following:

PAYMENT TERMS.  This Note is due and payable on the first of (1) Borrower’s closing on an aggregate of $750,000 of new financing after the date of the Amendment #2, or (2) September 15, 2007.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

The clause “INTEREST” is hereby deleted and replaced by the following:

INTEREST.  Interest shall accrue on the unpaid principal at the rate of $5,000.00 per month on the unpaid principal balance from November 29, 2006 through January 29, 2007 ($10,000 for this two-month period).  Beginning January 30, 2007 interest shall accrue at the rate of 0.08333% of the unpaid and outstanding principal per day.  Beginning May 1, 2007 interest shall accrue at the rate of 0.11506% of the unpaid and outstanding principal per day.  Accrued interest shall be paid at each month end, and all unpaid accrued interest shall be paid along with the final payment of principal.

Both parties hereby agree to the terms of this Amendment #2 as stated above.

EXECUTED this 8th day of August, 2007.

ProUroCare Medical Inc.	Adron Holdings, LLC

/s/ Richard C. Carlson	/s/ Ronald Musich

Richard C. Carlson

Chief Executive Officer	Its:	Co-Chief Manager